SECOND AMENDMENT TO COMPANY AGREEMENT


     This Second Amendment (the "SECOND AMENDMENT") is dated as of November 30, 1998 between Amalgamated Collateral Trust, a Delaware business trust (the "TRUST"), Snake River Sugar Company, an Oregon cooperative corporation ("SRSC") and The Amalgamated Sugar Company LLC, a Delaware limited liability company (the "COMPANY").

                                   RECITALS:

     WHEREAS, ASC Holdings, Inc. (formerly known as The Amalgamated Sugar Company) a Utah corporation ("AGM"), SRSC and the Company are parties to the Company Agreement dated January 3, 1997, effective for tax and accounting purposes as of December 31, 1996, as amended by AGM, SRSC, the Trust and the Company pursuant to the First Agreement dated May 14, 1997 (as so amended, the "COMPANY AGREEMENT");

     WHEREAS capitalized terms used in this Second Amendment shall have the meanings given to them in the Company Agreement, except as otherwise provided in this Second Amendment;

     WHEREAS the Company desires to enter into certain operating leases related to two beet storage buildings at the Mini-Cassia facility and certain beet processing equipment for beet slicing enhancements at such facility, which will provide for monthly aggregate lease payments not to exceed $3.1 million per year through December 31, 2008;

     WHEREAS the Company, by signing this Second Amendment, represents that the estimated reduction in operating expenses which are expected to result from the use of such facilities and equipment referred to in the immediately preceding paragraph, primarily resulting from reduced beet freight expense, is approximately $5 million per year;

     WHEREAS SRSC desires to enter into an agreement with the Company, attached as Exhibit A to this Second Amendment, whereby SRSC will voluntarily reduce the aggregate payment it receives for sugarbeets from the amount that SRSC would otherwise be entitled to receive pursuant to Exhibit D-7 to the Formation Agreement in an amount per year equal to rental payments for the Operating Leases for the 1998 through 2006 crop years ending September 30, 1999 through September 30, 2007 (the "Beet Contract Amendment"); and

     WHEREAS the definition of Distributable Cash contained in the Company Agreement, did not anticipate or specifically provide for an actual payment for sugarbeets by the Company that was less than the Beet Payment.

     NOW, THEREFORE, the parties hereto agree as follows:

1.   AMENDMENTS TO THE DEFINITIONS.

     (a) The definition of Distributable Cash contained in Article II of the Company Agreement shall be and is hereby amended by adding the following immediately prior to "(x)":

          "(w) to the extent that all or any portion of the lease rental payment in respect of the Operating Leases is offset by an equal permanent reduction in amounts otherwise payable to SRSC pursuant to Exhibit D-7 to the Formation Agreement for the cost of sugarbeets, then, at the option of the Company, expenses to reflect the cost to purchase sugarbeets for purposes of calculating Distributable Cash shall not be reduced for any such permanent reduction in amounts otherwise payable to SRSC for the purchase of sugarbeets, except, however, that the Company will be required to use all or a portion of such permanent reduced cost to purchase sugarbeets for purposes of calculating Distributable Cash if the Company would otherwise not be able to distribute fully $2,224,781 per month to Members pursuant to
          Section 9.3.1(a) of the Company Agreement,"

     (b) The following new definition shall be and is hereby added to Article II of the Company Agreement:

          "OPERATING LEASES - means certain operating leases related to two beet storage buildings at the Company's Mini-Cassia facility and certain beet processing equipment for beet slicing enhancements at such facility; provided, however, that the monthly aggregate lease payments for such operating leases do not to exceed $3.1 million per year, and provided further that such operating leases do not extend beyond December 31, 2008."

2. BEET CONTRACT AMENDMENT. The parties agree that Exhibit D-7 to the Formation Agreement (the Memorandum of Agreement between the Snake River Sugar Company and the Company relating to the purchase of beets by the Company) shall be and is hereby amended by the Beet Contract Amendment for all purposes relating to the Company Agreement.

3. EFFECTIVE DATE OF CHANGES MADE BY THIS SECOND AMENDMENT. The changes made by this Second Agreement shall be applied for all determinations made pursuant to the Company Agreement on or after October 1, 1998.

4. REPRESENTATIONS AND WARRANTIES. Each of the parties represents and warrants that the execution, delivery and performance by such party of this Second Amendment are within its powers, have been duly authorized by all necessary action and do not and will not contravene or conflict with any provision of law applicable to such party, the charter, declaration of trust or bylaws of such party, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon such party, and this Second Amendment and the Company Agreement as amended as of the date hereof are the legal, valid and binding obligations of such party enforceable against such party in accordance with its terms.

5.   MISCELLANEOUS.

        (a) Captions. Section captions used in this Second Amendment are for convenience only, and shall not affect the construction of this Second Amendment.

        (b) Governing Law. This Second Amendment shall be a contract made under and governed by the laws of the State of Delaware, without regard to conflict of laws principles.

        (c) Counterparts. This Second Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same amendment.

        (d) Successors and Assigns. This Second Amendment shall be binding upon the parties and their respective successors and assigns, and shall inure to the sole benefit of the parties their successors and assigns.


     This Second Amendment to the Company Agreement is dated as of the day and year first above written.



                         AMALGAMATED COLLATERAL TRUST

                         By ASC HOLDINGS, INC., as Company Trustee

                         By:   /s/ Steven L. Watson
                         Name: Steven L. Watson
                         Title:    President


                         SNAKE RIVER SUGAR COMPANY



                         By:   /s/ Allan M. Lipman, Jr.
                         Name: Allan M. Lipman, Jr.
                         Title:    President


                         THE AMALGAMATED SUGAR COMPANY LLC



                         By:   /s/ Lawremce L. Corry
                         Name: Lawrence L. Corry
                         Title:    President